Exhibit 99.9

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Apollo Medical Holdings, Inc., and all amendments thereto (the “Registration Statement”) and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person anticipated to become a director of Apollo Medical Holdings, Inc. upon completion of the merger described therein, and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Kenneth Sim, M.D.	09/12/2017
Kenneth Sim, M.D.	Date